Exhibit 5.1

March 11, 2013

Tupperware Brands Corporation 14901 South Orange Blossom Trail Orlando, Florida 32837

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3, File Nos. 333-187016 and 333-187016-01 (the “Registration Statement”), filed by Tupperware Brands Corporation, a Delaware corporation (the “Company”), and Dart Industries Inc., a Delaware corporation and wholly owned subsidiary of the Company (the “Guarantor”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act. Pursuant to the Registration Statement, the Company is issuing $200,000,000 aggregate principal amount of the Company’s 4.750% Senior Notes due 2021 (the “Additional Notes”). The Additional Notes are being issued under the Indenture dated as of June 2, 2011 (the “Indenture”) among the Company, the Guarantor and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and are guaranteed by the Guarantor pursuant to the Indenture (the “Guarantee”). The Additional Notes are to be sold by the Company pursuant to an underwriting agreement dated March 6, 2013 (the “Underwriting Agreement”) among the Company, the Guarantor and the Underwriters named therein.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the exhibits thereto, the Indenture, the Underwriting Agreement, the Additional Notes in global form, the resolutions adopted by the board of directors of the Company and the special committee thereof established by such board relating to the Registration Statement, the Indenture, the Underwriting Agreement and the issuance of the Additional Notes by the Company, and the resolutions adopted by the board of directors of the Guarantor relating to the Registration Statement, the Indenture, the Underwriting Agreement and the Guarantee. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships.

Tupperware Brands Corporation

March 11, 2013

and the Guarantor, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company and the Guarantor.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that the Additional Notes will constitute valid and binding obligations of the Company, and the Guarantee, as it relates to the Additional Notes, will constitute a valid and binding obligation of the Guarantor, when the Additional Notes are duly executed by duly authorized officers of the Company and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and delivered to the purchasers thereof against payment of the agreed consideration therefor in accordance with the Underwriting Agreement. For purposes of this paragraph, we have assumed that no event has occurred that would cause the release of the Guarantee by the Guarantor under the terms of the Indenture.

Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

This opinion letter is limited to the General Corporation Law of the State of Delaware and the laws of the State of New York (excluding the securities laws of the State of New York). We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

Tupperware Brands Corporation

March 11, 2013

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP